                                                                    EXHIBIT 10


                                    AGREEMENT

     AGREEMENT ("Agreement") made this 11th day of July, 2000, by and between Las Vegas Convention Hotel, LLC, a Nevada limited liability company ("BUYER") and LVH Corporation, a Nevada corporation ("SELLER").

                                    RECITALS

     A. Seller owns the Las Vegas Hilton hotel and casino at 3000 Paradise Road, Las Vegas, Nevada (the "HOTEL") and operates the Business at said location.

     B. Seller has agreed to sell, and Buyer has agreed to purchase, the Property, as defined herein, on the terms and conditions set forth below.

     NOW, THEREFORE, the parties agree as follows:

                                    SECTION 1

                                SALE OF PROPERTY

     1.01 PROPERTY DESCRIBED. At the Closing, as defined herein, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, all of Seller's right, title and interest in the following assets (collectively, the "PROPERTY"):

     (a) fee simple title to all that certain real property legally described on Exhibit 1 (the "LAND"), together with all buildings, improvements and fixtures (other than fixtures which are leased) located thereon, and all rights appurtenant thereto, including water rights, if any, and all of Seller's right, title and interest, if any, in and to minerals, oil, gas and other hydrocarbon substances on or under the Land (collectively, the "PREMISES");

     (b) all furniture, furnishings, fixtures, equipment, appliances, tools, motor vehicles, supplies, signs and signage, Inventory, and all other tangible personal property used in the operation and maintenance of the Business (collectively, the "PERSONAL PROPERTY");

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     (c)  the trademarks and tradenames set forth in Exhibit 2, and related applications and registrations, if any, and all goodwill related to or associated with any of the foregoing (collectively, the "Intellectual Property Rights");

     (d) any final working drawings, plans and specifications, as built plans, change orders, and other documents and papers related thereto for improvements located on the Land that are in the possession or control of, and are owned by, Seller;

     (e) all business and financial books, records, files, data and documents relating to the Hotel, Land, Business or Property that are necessary for the continued and uninterrupted operation of the Business by Buyer after the Closing, but excluding all customer lists and all credit, collection and other records pertaining to all High-End Business. (However, if particular lists, documents, files or records contain information relating to both High-End Business and other matters, Buyer will receive such items with the information relating to the High-End Business redacted.);

     (f) to the extent assignable, all manufacturers' and other warranties applicable to the Property (the "WARRANTIES");

     (g) to the extent assignable, all computer hardware or software used or usable in connection with the Business which is listed on Exhibit 3;

     (h) to the extent assignable, any rights relating to usage of the Las Vegas Country Club;

     (i) all receivables arising from services rendered in connection with the Business on or after the Closing Time except as shown on the Reference Balance Sheet;

     (j)  the Contracts; and

     (k) any other item not set forth above which is designated to be transferred to Buyer on the Reference Balance Sheet.

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     The Property shall be conveyed to Buyer free and clear of all liabilities, obligations, and Liens other than the Assumed Liabilities and Permitted Title Exceptions.

     1.02 EXCLUDED PROPERTY. The Property does not include:


     (a) all items which are to be retained by Seller as indicated on the Reference Balance Sheet;

     (b) all assets owned by affiliates of Seller (including Park Place and Parball);

     (c)  the Hilton Intangible Property;

     (d) the corporate charter, minute and stock books and records, corporate seals and tax returns (including supporting schedules) other than gaming tax returns (including supporting schedules) of Seller or any of Seller's affiliates, and all refunds to Seller of, and all claims and entitlements of Seller to, all income taxes or other taxes of any type whatsoever paid by Seller by reason of its ownership of the Property or operation of the Business prior to the Closing Date;

     (e) except as otherwise specifically provided for in this Agreement, all insurance policies and programs relating to the Business or the Property and all rights and claims thereunder, including refund and reimbursement claims;

     (f) all rights of indemnification, claims and causes of action which relate to the conduct of the Business prior to the Closing Date, including those arising by operation of Law or in equity or otherwise, other than warranty claims arising under any Warranties;

     (g) any Property other than the Premises which is sold or otherwise disposed of in the ordinary course of business during the Pre-Closing Period (as defined herein);

     (h) any contract or agreement which Seller is unable to assign to Buyer due to its inability to obtain any required third party consent to assignment; and

     (i)  any other item excluded by Section 1.01.

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     1.03 ASSUMPTION OF LIABILITIES. As of the Closing Date, Buyer will assume and be solely responsible and liable for all Assumed Liabilities. "Assumed Liabilities" are:

     (a) all liabilities which are designated on the Reference Balance Sheet as being assumed by Buyer;


     (b) all the obligations and liabilities of Seller under the Contracts which were not performed, and not required to have been performed, prior to the Closing Date;

     (c) except as otherwise provided herein, all liabilities relating to employees of the Business which result from acts or omissions occurring on or after the Closing Date, including liability for Contract Employees as provided in Section 13(c);

     (d) all liability for acts, omissions, events or occurrences relating to the Hotel, Property or Business which occur on or after the Closing Date (other than liability for acts or omissions of Seller);

     (e) all liability of Seller to Governmental Authorities for taxes of any nature which may come due on or after the Closing Date with respect to Small Markers.

     Other than the Assumed Liabilities, Buyer is not, and shall not be deemed to be, assuming or taking subject to any obligations or liabilities of Seller or any affiliate of Seller of any kind or nature whatsoever, whether known or unknown, fixed or contingent.


                                    SECTION 2

                                 PURCHASE PRICE

     2.01. PURCHASE PRICE. Buyer shall purchase the Property for the sum of Three Hundred Million Dollars ($300,000,000), PLUS OR MINUS the Final Working Capital Adjustment, PLUS OR MINUS the Inventory Adjustment, PLUS the Hilton License Agreement Fee, if any, and MINUS the Personal Property Adjustment, if any (the "Purchase Price"). At Closing, in lieu of the Final Working Capital

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Adjustment, the Purchase Price shall be calculated using an Initial Working
Capital Adjustment based on the Pre-Closing Balance Sheet (containing reasonable supporting detail), which shall be presented by Seller to Buyer at least five
(5) Business Days prior to the Closing Date. Within fifteen (15) days after the Closing Date, Seller will deliver the Closing Balance Sheet to Buyer, from which the Final Working Capital Adjustment will be agreed to by the parties. Upon reaching such agreement, Buyer will pay to Seller, or Seller will pay to Buyer, as appropriate, the difference between the Initial Working Capital Adjustment and Final Working Capital Adjustment (the Final Adjustment). If the parties disagree on the amount of the Final Adjustment, they will have all rights and remedies available at Law or in equity to collect the same.

     2.02. PAYMENT. The Purchase Price shall be paid as follows:

     (a) Contemporaneous with its execution of this Agreement, Buyer shall either (i) deposit with the Escrow Agent immediately available funds in the amount of Ten Million Dollars ($10,000,000) or (ii) deliver to Seller an irrevocable Letter of Credit in the amount of Ten Million Dollars ($10,000,000) issued by Comerica Bank in the form appended hereto as Exhibit 4 (the LOC). The LOC or the aforementioned sum of $10,000,000 in immediately available funds shall be referred to as the Deposit. The Deposit shall be nonrefundable, except as otherwise provided herein.

     (b) At Closing, such portion of the Deposit which is not in the form of the LOC and any income thereon shall be credited against the Purchase Price, and, except as otherwise provided in Section 2.02(c), all of the Purchase Price shall be paid to Seller by the Escrow Agent in immediately available funds by wire transfer to such accounts as Seller designates in writing prior to Closing.

     (c) At Closing, if, but only if, Buyer has deposited into Escrow a New Hilton License Agreement which fully and unconditionally releases Seller and its parent and affiliated companies (including Park Place) from any and all liability with respect to Hotel under the Hilton License

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Agreement, Escrow Agent shall not pay to Seller the portion of the Purchase
Price which constitutes the Hilton License Agreement Fee, and shall instead pay said sum to Hilton.

     2.03. ALLOCATION OF VALUE. The parties shall attempt to mutually agree (which agreement shall not be unreasonably withheld by either party) upon the allocation of the Purchase Price among the elements of the Property, in the manner required pursuant to Section 1060 of the Code, using the following procedure. Within forty-five (45) days after the Closing Date, Buyer shall provide to Seller a proposed allocation of the Purchase Price among the elements of the Property. Seller shall either approve or disapprove such proposal in writing within fifteen (15) days of Seller's receipt of such proposal. Any disapproval of such proposal shall be accompanied by a detailed, written explanation of the reasons for such disapproval. If Seller disapproves such proposal, Buyer and Seller shall thereafter negotiate in good faith the allocation of the Purchase Price among the elements of the Property until such time as they mutually agree upon such allocation; provided, however, that if the parties have not agreed upon such allocation within thirty (30) days after Buyer's receipt of Seller's notice of disapproval of Buyer's original proposal, then the obligation of each party under this Section 2.03 to negotiate such allocation shall thereupon terminate and be of no further force or effect and each party shall thereafter be entitled to allocate the Purchase Price among the elements of the Property in such manner as such party deems appropriate using its reasonable business judgment.

     Notwithstanding the foregoing, prior to the Closing, the parties shall, in good faith, mutually agree (which agreement shall not be unreasonably withheld by either party) upon that portion of the Purchase Price allocable to the Premises for the sole purposes of determining (i) the amount of the title policy described in Section 3, and (ii) the real property transfer taxes due at Closing. Such agreed-upon allocation of the Purchase Price shall not be binding upon the parties for any other

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purpose, it being agreed that the allocation of
the Purchase Price among the elements of the Property for all other purposes shall be determined in accordance with the first paragraph of this Section 2.03.

     2.04 PRORATIONS; POST-CLOSING PAYMENTS.

     (a) Real estate taxes, personal property taxes, room taxes, sales taxes, and entertainment taxes, payments on the Contracts, payments for licenses included in the Property, payments for room reservations and advance bookings, and payments for rents and any other receipts attributable to space leases shall be prorated as of the Closing Time to the extent proration is not already reflected in the Reference Balance Sheet. In lieu of prorating power, gas, water and other utility fees and charges (other than telephone), the appropriate utilities shall be informed to take meter readings as close as practicable to the Closing Time, to bill Seller for service prior to such readings and to bill Buyer for service thereafter. Said readings may occur before, on or after the Closing Time. The telephone company shall be informed to cancel Seller's service as of the Closing Time and to transfer service and the telephone numbers of the Business to Buyer. The next regular billing of the telephone company after the Closing Date will be sent to Buyer. Upon receiving a copy of said bill, Seller shall pay Buyer for those charges attributable to calls made before the Closing Time. General service charges will be prorated as of the time of the billing on the basis of the number of days before and on and after the Closing Time, respectively. As of the Closing Time, best estimates or actual determinations shall be made with respect to the prorations and the Purchase Price accordingly adjusted. Final adjustments are to be paid to the appropriate party promptly on demand when computed.

     (b) At the Closing, Seller will present Buyer with a list of all customers who owe Casino Receivables which are not Small Markers and the amount owed (the "Receivables List"). For a period of one (1) year after the Closing Date, Seller may from time-to-time supplement the

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Receivables List if omissions are discovered. Following the Closing, on a weekly basis, Buyer will forward to Seller all payments made by customers listed on the Receivables List. For a period of two (2) years following the Closing Date, Buyer agrees not to extend credit to any of the customers designated on the Receivables List until receiving confirmation from Seller that the customer in question no longer owes a Casino Receivable to Seller. (From time-to-time during this two (2) year period, Seller will update the Receivables List to show which customers still have outstanding balances). Buyer will maintain adequate books and records relating to payments received from persons listed on the Receivables List, and such records will be available for inspection by Seller and/or its representatives during Business Hours following reasonable notice. Nothing contained in this Section 2.04(b) shall be construed as giving Buyer any obligation to collect money owed to Seller by persons listed on the Receivables List, Buyer's sole obligation being to forward money received in accordance with the provisions of Section 2.04(b).

     2.05 INVESTMENT OF DEPOSIT. The portion of the Deposit which is not in the form of the LOC shall be held by Escrow Agent in an interest-bearing account and/or, if the parties so instruct in writing, used to purchase (a) direct obligations of the United States of America or any agency thereof, (b) certificates of deposit issued by Bank of America, N.A. or Wells Fargo Bank, N.A., or (c) commercial paper given the highest rating by a nationally recognized credit rating agency, provided, however, that the Deposit will not be invested in any manner which would result in any portion of the Deposit and any income thereon not being immediately available for release to Seller at Closing. ///

///

///

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                                  SECTION 3

                                   TITLE


This sale is subject to Buyer being able to obtain an ALTA extended owner's policy of title insurance (Form B, Rev. 10-17-70) from Commonwealth Title Insurance Company in an amount equal to the portion of the Purchase Price allocable to the Premises, as determined by the parties in accordance with
Section 2.03, insuring that Buyer has fee title to the Premises, subject only to those exceptions set forth in Exhibit 5 and any Permitted Title Exceptions which arise after the execution of this Agreement which are agreed to by the parties. It is expressly agreed by Buyer that any easement relating to the monorail which is recorded against the Land or Premises before or during the Pre-Closing Period shall be deemed a Permitted Title Exception. Exhibit 5 sets forth all endorsements Buyer will require in connection with the policy of title insurance.

                                   SECTION 4

                         REPRESENTATIONS AND WARRANTIES

     4.01. SELLER'S REPRESENTATIONS AND WARRANTIES. In addition to any other covenants, promises and warranties contained in other parts of this Agreement, Seller represents, warrants and agrees for the benefit and reliance of Buyer as follows:

     (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite corporate power and authority to enter into and carry out its obligations under this Agreement.

     (b) The execution, delivery, and performance of this Agreement by the persons executing the same on behalf of Seller have been duly and validly authorized, and this Agreement and the other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency,

                                       9
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moratorium and similar Laws affecting the rights of creditors generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

     (c) Other than approvals from the Nevada Gaming Authorities and approvals required under the HSR Act, no consent, license, permit, order, approval or authorization of any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement by Seller.

     (d)  The execution, delivery or performance of this Agreement will not
i) violate any material provision of Law applicable to Seller, the Property or the Business or ii) conflict with or result in the breach or termination of, or constitute a material default under or pursuant to, any indenture, mortgage or deed of trust, or any judgment, order, injunction, decree or ruling of any Governmental Authority.

     (e) Seller has good and marketable title to the Property, which will be transferred to Buyer at Closing free and clear of all Liens other than Permitted Title Exceptions.

     (f) Between the execution of this Agreement and the Closing Date (the Pre-Closing Period), Seller will perform all its obligations under all Contracts and pay all sums due thereunder (unless Seller in good faith believes that it is not obligated to tender the performance or payment considered due by a third party).

     (g) During the Pre-Closing Period, Seller will conduct the Business in the ordinary course.

     (h) During the Pre-Closing Period, Seller will not, without the prior written consent of Buyer, enter into any contract which (i) expires after July 31, 2001 (unless such contract can be terminated on thirty (30) days' notice or less without cause and without the payment of any consideration for early termination) or (ii) regardless of length, involves the payment or receipt by

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Seller of more than Twenty-Five Thousand Dollars ($25,000) per month.
Notwithstanding the foregoing, Seller may enter into the following agreements without any consent from Buyer: i) any advance booking contract encompassing the time period up to and including December 31, 2001 which does not involve a room block commitment in excess of five hundred (500) room nights and ii) purchase orders in the ordinary course of business.

     Buyer acknowledges it is aware of the monorail project and the fact a monorail station will be located on the Land. Buyer also acknowledges it has seen agreements relating to this project as outlined in Exhibit 6 (the Monorail Documents), that it approves of the content of the Monorail Documents as presently written and agrees with Seller's execution of the same, and that the Monorail Documents shall be considered part of the Contracts. Seller will provide Buyer with any proposed amendments to the Monorail Documents (or any proposed new agreements relating to the monorail) and will consider reasonable changes to these documents proposed by Buyer. However, subject to the next sentence, Buyer agrees Seller shall have the final decision-making authority with respect to the content of any amendments to the Monorail Documents or new documents relating to the monorail and may execute such amendments or new agreements without violating the provisions of this Section 4.01(h). In the event any amendment to the Monorail Documents or new agreements involving the monorail would involve a material change in the location or cost of the station to be located on the Land, Seller will not execute such documentation without the prior written approval of Buyer, which approval shall not be unreasonably withheld or delayed.

     Buyer will not unreasonably withhold its consent to the execution by Seller of any contract which requires Buyer's prior approval. Moreover, if Buyer does not grant or deny consent to a proposed contract within five (5) days of its receipt of a written request by Seller to approve such a contract, Buyer shall be deemed to have consented to the Seller's execution of the proposed

                                       11
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contract. Seller shall have no obligation to renew contracts (by way of exercise of an option right or otherwise) which expire during the Pre-Closing Period (unless failure to extend a particular contract would be in violation of Seller's obligation to conduct business in the ordinary course) or to advise the Buyer of the expiration of particular contracts.

     (i) During the Pre-Closing Period, without the prior written consent of Buyer, Seller will not enter into any employment contracts with any existing employee of the Business or prospective new employees, nor will Seller increase the compensation of any employee of the Business except in the ordinary course or as required by any collective bargaining agreement. Seller will use reasonable efforts to keep the business organization of the Business intact during the Pre-Closing Period, subject to its rights under Section 13(c) with respect to Contract Employees.

     (j) During the Pre-Closing Period, Seller will maintain the Property in good repair and condition, reasonable wear and tear excepted.

     (k) During the Pre-Closing Period, with respect to any contract which can be assigned to Buyer only with the consent of a third party, Seller will undertake reasonable efforts to obtain such consent. However, Seller will not be required to pay any consideration or commence any litigation in order to obtain consent to an assignment.

     (l) To the best of Seller's Knowledge, the present use and operation of the Premises is authorized under existing environmental, zoning, flood control and other land use regulations applicable to the Land, and except with respect to the monorail project referenced above, there is no present plan, study or effort by any governmental authority or any private party or entity which would affect the continued authorization of the present use and operation of the Premises in a manner which would have a Material Adverse Effect.

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     (m)  To the best of Seller's Knowledge, the Hotel is connected to, and serviced by, water, sewage disposal, gas and electrical facilities that are adequate for the present use of the Hotel and operation of the Business.

     (n) Seller has received no written or other notice from any Governmental Authority, any insurance company or any board of fire underwriters, or other body exercising similar functions with respect to the need for any material repairs to or replacements of any improvements to the Premises.

     (o) With respect to the Contracts, to the best of Seller's Knowledge, there are not material breaches or defaults in connection therewith which, in the aggregate, would have a Material Adverse Effect.

     (p) To the best of Seller's Knowledge, it holds all permits and licenses necessary to operate the Business as it is being operated as of the date hereof. Seller shall not modify or rescind any of the permits and licenses prior to the Closing except as in the ordinary course of business, and shall use good faith efforts to obtain any renewal or extension of permits and licenses as may be required by Law in the ordinary course of business.

     (q) To the best of Seller's Knowledge, it has not received any written notice from any insurance carrier which has issued a policy of insurance with respect to the Business of any defects or deficiencies or requesting the performance of any repairs, alterations or other work with respect to the Business which would have a Material Adverse Effect.

     (r) To the best of Seller's Knowledge, it has received no written or other notice of any violation of any Law applicable to the Business which would have a Material Adverse Effect, and no Governmental Authority has commenced or is contemplating any investigation that could affect the value or operation of the Hotel or Business in such a manner. To the best of Seller's Knowledge,

                                       13
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there exist no violation of any Laws applicable to the Hotel or Business which would have a Material Adverse Effect.

     (s) Seller has heretofore furnished Buyer with true, correct and complete copies of the following financial statements of Seller: (i) unaudited balance sheets as of December 31, 1997, December 31, 1998, December 31, 1999 and up through and including May 31, 2000, (ii) unaudited statements of income for the fiscal quarters ending March 31, 1999, June 30, 1999, and September 30, 1999,
(iii) unaudited statements of income for the fiscal years ending December 31, 1997, December 31, 1998 and December 31, 1999, and (iv) year-to-date unaudited statements of income through May 31, 2000 (collectively, the "UNAUDITED FINANCIAL STATEMENTS"). Except as noted therein and except for normal year-end or quarterly adjustments with respect to unaudited interim financial statements, all of such year-end and quarterly financial statements provided by Seller to Buyer are complete and correct, were prepared in accordance with GAAP but without reflecting Seller as a stand-alone entity, and present fairly the financial position of Seller as of the dates thereof and the results of its operations for the periods therein indicated. The year-end and quarterly numbers contained in the Unaudited Financial Statements are rolled-up into Park Place's 10Q and 10K. Seller agrees that during the Pre-Closing Period, it will continue to provide Buyer with the balance sheets and income statements of the Business and that such items shall be prepared on a consistent basis.

     (t) The only names of any Person owning all or any portion of the Property within the past five (5) years are Seller, Hilton Hotels, Parball and Las Vegas Hilton Corporation, a Nevada corporation.

     (u) Seller is not an "investment company" or an "affiliated person" thereof, as such terms are defined in the Investment Company Act of 1940 as amended, and the rules and regulations thereunder.
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     (v)  The Property constitutes substantially all of the assets necessary to operate the Business in the manner it is being operated as of the date hereof.

     (w) During the Pre-Closing Period, Seller will not sell or otherwise transfer any of the Property except that Inventory and other Personal Property may be used, sold or otherwise disposed of in the ordinary course of business. Prior to the Closing Date, Seller will provide Buyer with a list of Personal Property which to Seller's Knowledge have been physically removed from the Premises other than in the ordinary course of business.

     (x) The time share project adjacent to the Hotel owned by Hilton Grand Vacations has no right to use any portion of the Property except as provided in
Exhibit 7 appended hereto.

     (y) Without consideration of the items excluded in Exhibit 2, the items listed in Exhibit 2 constitute substantially all of the trademarks and tradenames owned by Seller.

     (z) Without consideration of the items excluded in Exhibit 3, the items listed in Exhibit 3 constitute substantially all of the computer hardware or software used in the Business.

     4.02. BUYER'S REPRESENTATIONS AND WARRANTIES. In addition to the other covenants, promises and warranties contained in other parts of this Agreement, Buyer hereby represents, warrants and agrees for the benefit and reliance of Seller as follows:

     (a) Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite limited liability company power and authority to enter into and carry out its obligations under this Agreement.

     (b) The execution, delivery and performance of this Agreement by the persons executing the same on behalf of Buyer have been duly and validly authorized, and this Agreement and the other agreements and instruments contemplated hereby constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, moratorium and similar Laws affecting the rights of creditors generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

     (c) Other than approvals from the Nevada Gaming Authorities and approvals required under the HSR Act, no consent, license, permit, order, approval or authorization of any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement by Buyer.

     (d)  The execution, delivery or performance of this Agreement will not
i) violate any material provision of Law applicable to Buyer, or ii) conflict with or result in the breach or termination of, or constitute a material default under or pursuant to, any indenture, mortgage or deed of trust, or any judgment, order, injunction, decree or ruling of any Governmental Authority, or any other agreement or instrument by which Buyer is bound or to which Buyer is subject.

     (e) There are no actions, claims, suits or proceedings pending or, to Buyer's knowledge, threatened against Buyer before any Governmental Authority, which, if determined adversely, could prevent Buyer from completing the transaction provided for herein.

     (f) As of the date hereof, Roski is the sole member of Buyer, and will remain so at all times through the Closing Date.

     (g) Within five (5) Business Days of the execution of this Agreement, Buyer will file all necessary gaming applications with all the necessary Governmental Authorities. Thereafter, continuing through the Closing Date, Buyer will diligently pursue obtaining the necessary gaming licenses until such licenses are either obtained or denied.


     4.03 PURCHASE "AS IS"

     SUBJECT TO SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH HEREIN, BUYER EXPRESSLY ACKNOWLEDGES AND AGREES, AND

REPRESENTS AND WARRANTS TO SELLER, THAT BUYER IS FULLY CAPABLE OF EVALUATING AND HAS EVALUATED THE PROPERTY'S SUITABILITY FOR BUYER'S INTENDED USE THEREOF, AND IS PURCHASING THE PROPERTY WITH ALL DEFECTS IN THEIR "AS IS", "WHERE IS" CONDITION AND WITH ALL FAULTS. BUYER'S DECISION TO PURCHASE THE PROPERTY IS NOT BASED ON ANY COVENANT, WARRANTY, PROMISE, AGREEMENT, GUARANTY, OR REPRESENTATION BY SELLER OR AGENT OR REPRESENTATIVE OF SELLER AS TO CONDITION, PHYSICAL OR OTHERWISE, TITLE, LEASES, RENTS, REVENUES, INCOME, EXPENSES, OPERATION, ZONING OR OTHER REGULATION, COMPLIANCE WITH LAW, SUITABILITY FOR PARTICULAR PURPOSES OR ANY OTHER MATTER WHATSOEVER EXCEPT TO THE EXTENT EXPRESSLY SET FORTH HEREIN. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH HEREIN, NEITHER SELLER NOR ANY AGENT OR REPRESENTATIVE OF SELLER HAS MADE, AND BUYER SPECIFICALLY WAIVES AND RELINQUISHES ALL RIGHTS, PRIVILEGES AND CLAIMS ARISING OUT OF, ANY ALLEGED REPRESENTATIONS, WARRANTIES (INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE, AND WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE), PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, WHICH MAY HAVE BEEN MADE OR GIVEN, OR WHICH MAY BE DEEMED TO HAVE BEEN MADE OR GIVEN, BY SELLER OR ANY AGENT OR REPRESENTATIVE OF SELLER, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE OF THE PROPERTY; (B) THE INCOME DERIVED OR TO BE DERIVED FROM THE PROPERTY; (C)

THE SUITABILITY OF THE PREMISES FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PREMISES; (D) THE FITNESS OF THE PROPERTY FOR ANY PARTICULAR PURPOSE; (E) THE MANNER OR QUALITY OF REPAIR, STATE OF REPAIR OR LACK OF REPAIR OF THE PREMISES;
(F) THE NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING SOILS CONDITION, ANY GRADING OR OTHER WORK PERFORMED ON OR WITH RESPECT TO THE PREMISES, AND THE GEOLOGICAL CONDITION OF THE PREMISES; (G) THE COMPLIANCE OF OR BY THE PREMISES OR THEIR OPERATION WITH ANY APPLICABLE LAWS; (H) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (I) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATION, ORDERS OR REQUIREMENTS, INCLUDING TITLE III OF THE AMERICANS WITH DISABILITIES ACT OF 1990 OR ANY ENVIRONMENTAL LAWS, AS ANY OF THE FOREGOING MAY BE AMENDED FROM TIME TO TIME AND REGULATIONS PROMULGATED UNDER ANY OF THE FOREGOING FROM TIME TO TIME; (J) THE PRESENCE, SUSPECTED PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE PREMISES; (K) THE CONTENT, COMPLETENESS OR ACCURACY OF THE STUDY MATERIALS; (L) THE CONFORMITY OF THE PREMISES TO PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS;
(M) DEFICIENCY OF ANY UNDERSHORING; (N) DEFICIENCY OF ANY DRAINAGE; (O) THE FACT THAT THE PREMISES MAY BE LOCATED ON OR NEAR EARTHQUAKE FAULTS OR IN SEISMIC HAZARD ZONES; (P) THE EXISTENCE OR NON-EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING

ENTITLEMENTS AFFECTING THE PROPERTY; OR (Q) ANY OTHER MATTER CONCERNING THE NATURE OR CONDITION OF THE PROPERTY, PHYSICAL OR OTHERWISE. SUBJECT TO SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED HEREIN, BUYER FURTHER ACKNOWLEDGES AND AGREES THAT THE PURCHASE PRICE REFLECTS THE PARTIES AGREEMENT TO CONVEY THE PROPERTY ON AN "AS IS, WHERE IS" BASIS AND BUYER HAS SPECIFICALLY AGREED TO DO SO IN ORDER TO INDUCE SELLER TO ENTER INTO THIS AGREEMENT. BUYER FURTHER ACKNOWLEDGES THAT SELLER IS NOT LIABLE FOR AND SHALL NOT BE BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY CONSULTANT, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON EMPLOYED OR CONNECTED IN ANY WAY WITH SELLER, EXCEPT TO THE EXTENT CONTAINED IN THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER SET FORTH HEREIN. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS", "WHERE IS" CONDITION AND BASIS WITH ALL FAULTS, AND SUBJECT TO ALL APPLICABLE LAWS GOVERNING OR LIMITING THE DEVELOPMENT, USE OR OPERATION OF THE PROPERTY OR THE BUSINESS (SUBJECT TO SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH HEREIN), AND THAT SELLER HAS NO OBLIGATIONS TO MAKE REPAIRS, REPLACEMENTS OR IMPROVEMENTS OF ANY KIND, EXCEPT TO THE EXTENT SET FORTH HEREIN.

 _______________

Buyer's Initials



     4.04. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement shall survive Closing for a period of one hundred eighty (180) days; provided, however, that, commencing on the Closing Date, no party shall be liable to the other with respect to a breach of a representation or warranty contained herein if (i) such breach is disclosed to or discovered by the non-breaching party prior to the Closing Time and (ii) notwithstanding such disclosure or discovery, Closing shall have occurred.

                                    SECTION 5

                              INTENTIONALLY OMITTED

                                    SECTION 6

                                     CLOSING

     6.01 CLOSING. Closing shall occur on the earlier of (a) the first Business Day which is five (5) Business Days after the date all of Buyer's Obligations and Seller's Obligations have been satisfied (or waived by the appropriate party) or (b) November 8, 2000 (the "Closing Date"), unless the Closing Date is extended as provided in Section 6.02 hereof.


     6.02 EXTENSION OF CLOSING DATE.

     (a)  Buyer, at its option, may extend the date referenced in
Section 6.01(b) to December 8, 2000 by exercising the "First Extension Right". The First Extension Right must be exercised by written notice received by Seller and the Escrow Agent on or before November 2, 2000. Further, any exercise of the First Extension Right will not be effective, and the Closing Date will not be extended, unless Seller deposits immediately available funds in the amount of Five Million Dollars ($5,000,000) with the Escrow Agent on or before November 2, 2000. The aforementioned

$5,000,000 will be added to, and considered part of, the Deposit and credited against the Purchase Price at Closing.

     (b)  Buyer, at its option, may extend the date referenced in
Section 6.01(b) to January 9, 2001 by exercising the "Second Extension Right". The Second Extension Right must be exercised by written notice received by the Seller and Escrow Agent on or before December 1, 2000. Further, any exercise of the Second Extension Right will not be effective, and the Closing Date will not be extended, unless Buyer delivers the sum of Five Million Dollars ($5,000,000) to the Escrow Agent in immediately available funds on or before December 1, 2000. The aforementioned $5,000,000 will be added to, and considered part of, the Deposit and credited against the Purchase Price at Closing.

     (c)  Buyer, at its option, may extend the date referenced in
Section 6.01(b) to February 7, 2001 by exercising the "Third Extension Right". The Third Extension Right must be exercised by written notice received by Seller and Escrow Agent on or before January 3, 2001. Further, any exercise of the Third Extension Right will not be effective, and the Closing Date will not be extended, unless Buyer delivers to Seller the sum of Five Million Dollars ($5,000,000) in immediately available funds (the Third Extension Option Payment) on or before January 3, 2001. The Third Extension Option Payment shall not be credited against the Purchase Price, and shall be retained by Seller regardless of whether a Closing occurs.

     (d) Except as otherwise provided herein, the Closing Date will not be extended beyond November 7, 2000, and under no circumstances will the Closing Date be extended beyond February 7, 2001.

     (e) None of the extension rights referenced in this Section 6.02 may be exercised if at the time of the purported exercise, Buyer is in default hereunder or Buyer has been given written notice of a material breach of this Agreement and such breach remains uncured, as provided hereafter.

Moreover, no extension right can be exercised if all of Buyer's Obligations and Seller's Obligations have been satisfied prior to the end of the then-applicable Closing Date.

                                    SECTION 7

                 CONDITIONS PRECEDENT TO CLOSING AND TERMINATION

     7.01 BUYER'S CONDITIONS. Buyer's obligation to purchase the Property is subject to the satisfaction by Seller, prior to the Closing Date, of the following conditions (collectively, the "Seller's Obligations"), subject to no reservations, restrictions, conditions or limitations unsatisfactory to Buyer:

     (a) Seller shall have given all material notices to Governmental Authorities required to be given by it in connection with the transactions contemplated by this Agreement.

     (b) The representations and warranties of Seller contained in this Agreement shall be true in all material respects as of the Closing Date as though such representations and warranties were made at such time.

     (c) Seller shall have performed and complied with all material terms, covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing; provided, however, that in no event shall it be a condition to Buyer's obligations to perform hereunder that Buyer have entered into a New Hilton License Agreement or that Seller assist with or facilitate the negotiation or consummation of any such arrangement, it being understood and agreed by the parties hereto that it is Buyer's sole responsibility and obligation to negotiate and enter into a New Hilton License Agreement and that an agreement with respect to or execution of a New Hilton License Agreement shall not be a condition of Closing.

     (d) No order of any court of competent jurisdiction shall have been issued in any action (other than actions brought or caused to be brought by Buyer or any Person controlled by Buyer or controlling Buyer) declaring the illegality or invalidity of, or enjoining, the transactions contemplated hereby.

     (e) Seller shall have delivered to Escrow Agent such documentary evidence as Escrow Agent may reasonably require evidencing the authority of the person or persons who are executing this Agreement, or any other document in connection with this Agreement, on behalf of Seller.

     (f) Since the date of this Agreement there shall have been no change in any applicable Law that makes it illegal for any party hereto to perform its obligations hereunder.

     (g) Seller shall have delivered to Buyer the instruments, documents, certificates and opinions described in Section 11.02(a).

     (h) If applicable, the HSR Act shall have been complied with and all waiting periods required thereby, including extensions thereof, shall have either expired without adverse comment or been previously terminated.

     (i) Buyer shall have received from Seller's counsel an opinion dated the Closing Date, in a form reasonably satisfactory to Buyer.

     (j) Buyer's obtaining title insurance in accordance with Section 3 hereof, with the understanding that Buyer will take all reasonable actions necessary to obtain such title insurance.

     7.02 SELLER'S CONDITIONS. Seller's obligation to sell the Property is subject to the satisfaction by Buyer, prior to the Closing Date, of each of the following conditions (collectively, the "Buyer's Obligations"), subject to no reservations, restrictions, conditions or limitations unsatisfactory to Seller:

     (a) Buyer shall have given all material notices to Governmental Authorities required to be given by it in connection with the transactions contemplated by this Agreement.

     (b) The representations and warranties of Buyer contained in this Agreement shall be true in all material respects as of the Closing Time as though such representations and warranties were made at such time.

     (c) Buyer shall have performed and complied with all material terms, covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at Closing.

     (d) No order of any court of competent jurisdiction shall have been issued in any action (other than actions brought or caused to be brought by Seller or any Person controlled by Seller or controlling Seller) declaring the illegality or invalidity of, or enjoining, the transactions contemplated hereby.

     (e) Buyer shall have delivered to Escrow Agent such documentary evidence as Escrow Agent may reasonably require evidencing the authority of the person or persons who are executing this Agreement, or any other document in connection with this Agreement, on behalf of Buyer.

     (f) Since the date of this Agreement there shall have been no change in any applicable Law that makes it illegal for any party hereto to perform its obligations hereunder.

     (g) Buyer shall have delivered to Seller the instruments, documents and certificates described in Section 11.02(b) and deposited the entire amount of the Purchase Price with Seller in accordance with Section 11.02(b).

     (h) If applicable, the HSR Act shall have been complied with and all waiting periods required thereby, including extensions thereof, shall have either expired without adverse comment or been previously terminated.

     (i) Seller shall have received from Lionel, Sawyer & Collins an opinion dated the Closing Date, in a form reasonably satisfactory to Seller.

     (j) Buyer shall have obtained all Buyer Licenses required by the Nevada Gaming Authorities. It is expressly understood that the failure of Buyer to obtain any such Buyer Licenses by the Closing Date shall constitute a default by Buyer under this Agreement, regardless of the reason for the failure and regardless of the presence or absence of fault on the part of Buyer.

     7.03 COOPERATION. Seller and Buyer shall reasonably cooperate with each other to consummate the transaction contemplated by this Agreement, with the understanding that such cooperation does not require the payment of any money to a third party, agreeing to delay the Closing Date or commencing litigation. The parties will comply with Nevada Gaming Regulation 12.070 with respect to chips and tokens.

     7.04 TERMINATION.

     (a) In the event all of Seller's Obligations are not satisfied by the Closing Date, if Buyer so elects by written notice to Seller, this Agreement shall terminate and neither party shall have any rights against the other by reason of this Agreement; provided, however, that if any Seller's Obligation is not satisfied because of a default by Seller hereunder, then Seller's sole and exclusive liability hereunder shall be for Buyer's costs and expenses (including reasonable attorneys' fees) in connection with the negotiation of this Agreement and related investigations and closing preparation; provided further, however, that if such default by Seller was willful and intentional, then Seller shall be further liable for all damages resulting from such default. Upon receiving a notice of election to terminate this Agreement from Buyer pursuant to this
Section 7.04(a), the Escrow Agent shall return the Deposit to Buyer, less one-half (1/2) of Escrow Agent's fees and expenses.

     (b) In the event all of Buyer's Obligations are not satisfied by the Closing Date, if Seller so elects by written notice to Buyer, this Agreement shall terminate and neither party shall have any rights against the other by reason of this Agreement and/or such termination, except that Seller shall have the rights set forth in Section 7.05 if any Buyer's Obligation is not satisfied as a result of a default by Buyer hereunder. Upon receiving a notice of election to terminate this Agreement pursuant to this Section 7.04(b) from Seller, Escrow Agent shall return the Deposit to Buyer, less one-half (1/2) of Escrow Agent's fees and expenses, but only if the failure to satisfy the Buyer's Obligation was not caused by Buyer's default hereunder.

     (c)  INTENTIONALLY OMITTED.

     (d) Neither party will be in default under this Agreement unless it fails to cure any breach of its obligations hereunder within fifteen (15) days' written notice of such failure or breach. However, if a notice of breach is served on Seller less than fifteen (15) days before the Closing Date, the Closing Date will be extended by the number of days necessary to give Seller the full fifteen (15) days to cure its breach. If a notice of breach is served on Buyer less than fifteen (15) days before February 7, 2001, the Closing Date will be extended beyond February 7, 2001 by the number of days necessary to give Buyer the full fifteen (15) days to cure its breach. Any uncured default will entitle the non-defaulting party to the remedies provided in Section 7 hereof.

     7.05 LIQUIDATED DAMAGES. Buyer is fully aware that if the sale provided for herein is not consummated as a result of Buyer's default, Seller will sustain substantial damages. In the event of such a default, Seller may terminate this Agreement upon written notice to Buyer, and upon such termination, Seller shall be entitled to retain and/or receive as liquidated damages, and not as a penalty: (i) all monies actually paid under the LOC; (ii) the Third Extension Option Payment (if any); (iii) any portion of the Deposit which is not in the form of the LOC and any income thereon, all of which monies will immediately be delivered to Seller by the Escrow Agent; and (iv) if Seller does not receive at least Twenty Million Dollars ($20,000,000) under items (i), (ii) and (iii), Seller shall be entitled to the immediate payment of the difference from Buyer.

     The parties acknowledge that Seller's actual damages in the event the sale is not consummated because of Buyer's default would be difficult or impractical to determine, and that the liquidated damages referenced in the preceding paragraph represent a reasonable estimate of the harm likely to be suffered by Seller in the event that the sale is not consummated for this reason. The liquidated damages is Seller's sole and exclusive remedy for default by Buyer, in lieu of all other remedies provided by Law or equity, except that nothing in this Section 7.05 shall limit or modify Seller's rights to be indemnified, defended and held harmless by Buyer pursuant to the other provisions of this Agreement.

     The provisions of this Section 7.05 shall survive the termination of this Agreement. In the event the foregoing liquidated damages provision is declared void or unenforceable by a court of competent jurisdiction (and as a result, Seller does not receive liquidated damages), then Seller may elect to pursue any and all remedies available to it at Law or in equity, including actual damages.

     7.06 MUTUALLY EXCLUSIVE REMEDIES. The termination rights under Section 7.04 may not be exercised or invoked in the event this Agreement is terminated by either party in accordance with the provisions of Section 9.

     7.07. SPECIFIC PERFORMANCE. Seller acknowledges that the transactions contemplated by this Agreement are unique and there is no adequate remedy at Law if Seller should fail to perform its obligations hereunder. In the event that
(i) no Buyer's Obligation remains unsatisfied, and (ii) Buyer is unconditionally prepared to proceed to Closing, then, in such event, Buyer shall have the right to obtain specific performance of the obligations of Seller hereunder. If Buyer obtains specific performance as provided herein, it shall be Buyer's sole and exclusive remedy.

     7.08 WAIVER OF CONDITION. Any and all terms, covenants, conditions, representations and warranties contained herein for the benefit of Buyer may be waived by Buyer in its sole and absolute discretion, in whole or in part. Any and all terms, covenants, conditions, representations and warranties contained herein for the benefit of Seller may be waived by Seller in its sole and absolute discretion, in whole or in part.

                                    SECTION 8

                                OTHER OBLIGATIONS

     8.01 ACCESS. Solely for purpose of assisting Buyer in the transition of the Property to Buyer's ownership, Buyer and its representatives ("BUYER'S REPRESENTATIVES") shall have reasonable access (subject to rights of tenants and others) during Business Hours throughout the period prior to Closing to perform such review of the operations of the Business and the books, contracts, commitments, records and other information with respect to the Business and the Property as reasonably requested by Buyer, as well as perform such tests and examinations as Buyer may reasonably request (collectively, "Inspection"), provided, however, that (i) Buyer shall provide Seller with at least twenty-four
(24) hours' prior notice of any Inspection; (ii) if Seller so requests, Buyer's Representatives shall be accompanied by an employee, agent or representative of Seller; (iii) except as otherwise provided in Section 13(c) hereof, Buyer shall not initiate contact with employees or other representatives of Seller other than Seller's Representatives or other individuals designated by any of Seller's Representatives without the prior consent of Seller's Representatives, which consent shall not be unreasonably withheld or delayed (and, at Seller's option, one of Seller's Representatives, an employer's representative or other agent of Seller shall be present at all Inspections); (iv) Buyer's Representatives shall not be entitled to perform any physical testing of any nature with respect to any portion of the Property without Seller's prior written consent, which consent may be withheld if in the judgment of Seller's Representatives such testing would interfere with the operation of the Business; (v) Buyer shall not interfere with the operation of the Business;

(vi) Buyer shall, at its sole cost and expense, promptly repair any damage to the Property or any other property owned by a Person other than Buyer arising from or caused by Inspection, and shall reimburse Seller for any loss arising from or caused by any Inspection, and restore the Property or such other third-party property to substantially the same condition as existed prior to such Inspection, and shall indemnify, defend and hold harmless Seller and its affiliates from and against any claims, liabilities, judgments or expenses (including reasonable attorneys' fees) incurred by any of them arising or resulting therefrom; and (vii) in no event shall the results of any such Inspection or Buyer's satisfaction therewith be a condition to Buyer's obligations hereunder, it being the intent of Buyer to purchase the Property on an "As Is, Where Is" basis, as more fully set forth in Section 4.03 hereof. The provisions of Section 8.01(vi) shall survive the Closing and any termination of this Agreement. Moreover, the terms of that certain June 9, 2000 letter agreement between Park Place and Roski, a copy of which is appended hereto as
Exhibit 8 will remain in effect following the execution of this Agreement with respect to Buyer's pre-execution due diligence activities.

     8.02 USE OF ACCOUNTANTS. Buyer may use the accounting firm of Arthur Andersen to assist Buyer in evaluating any information provided by Seller to Buyer regarding the Business or the Property; provided that Buyer instructs Arthur Andersen (a) not to use any employee of Arthur Andersen (other than Scott Mactaggert, Ed Bowers, Coreen Dempsey and Larry Krause) that has provided or is currently providing services to Seller ("SELLER RETAINED ARTHUR ANDERSEN EMPLOYEES") to provide Buyer with such assistance, (b) to use reasonable efforts to establish an ethical screen between all Seller Retained Arthur Anderson Employees and the employees of Arthur Andersen that provide Buyer with such assistance, and (c) not to reveal any of the past or current working papers of Arthur Andersen with respect to Seller or any of its properties to Buyer or the Arthur Andersen employees assisting Buyer.

     8.03 SOLICITATION. Subject to obligations of Law, unless or until Buyer fails or refuses to proceed to Closing or otherwise commits a material default under this Agreement, Seller shall not make, solicit, accept, negotiate or request other offers or proposals for the purchase of all or any portion of the Property, enter into or continue discussions therefor, or disclose the terms of this Agreement to any actual, proposed or potential alternative purchaser.

     8.04 LITIGATION; CLAIMS. Each party covenants and agrees to promptly notify the other of any claim, action, suit, proceeding or investigation which is commenced and becomes known to either of them during the Pre-Closing Period relating to or affecting the Business, the Property or this Agreement, except those (i) which could not reasonably be expected to have a Material Adverse Effect, (ii) claims, actions or suits relating to the collection of Casino Receivables, or (iii) matters with respect to which Seller is indemnifying Buyer under this Agreement. Notwithstanding the foregoing, Seller's in-house counsel will use reasonable efforts to apprise Buyer of any litigation served on Seller during the Pre-Closing Period which names Seller as a defendant.

     8.05 NO CONTROL. Prior to the Closing Time, Buyer shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the Business. Until the Closing Time, the operations and affairs of the Business are the sole responsibility of and (subject to the provisions hereof) under Seller's complete control.

     8.06 NOTICES OF GOVERNMENTAL ACTION. After the date hereof and prior to Closing, Seller shall provide Buyer with written notice of any zoning proceedings to which Seller is a party which could reasonably be expected to have a Material Adverse Effect, including any action of which Seller receives notice or obtains knowledge which could cause any portion of the Property or Business to become a non-conforming use.

     8.07 PRESS RELEASES; ANNOUNCEMENTS. Promptly after the execution hereof, the parties shall jointly issue a press release announcing the execution of this Agreement to the public. The content and form of such press release shall be mutually agreed upon by the parties, which agreement shall not be unreasonably withheld by either party. Thereafter, Seller may grant interviews, issue press releases or similar public announcements or make public statements concerning the execution or performance of this Agreement or the transactions contemplated hereunder, but will not comment on Buyer's future plans regarding the Business beyond the parameters of the content of the initial press release. Following the initial press release, Buyer or its representatives may grant interviews, issue press releases or similar public announcements or make public statements concerning this Agreement or the transactions contemplated hereunder, but only within the parameters of the content of the initial press release. Both Buyer and Seller may make such disclosures as may be required by applicable Law or as may be reasonably requested in connection with any proceedings before any Governmental Authorities.

     Within one (1) week of the execution of this Agreement, the parties will jointly attend a meeting at which the transactions contemplated hereunder are discussed with employees of the Business. The parties will consult and coordinate in advance regarding the conduct of this meeting.

     During the Pre-Closing Period, Seller will have the right to communicate with individuals who are part of the High-End Business. Among other things, Seller shall have the right to solicit such individuals to patronize other casinos affiliated with Park Place and to direct that such customers make payments on Casino Receivables which are not Small Makers to a location other than Hotel.


///


///

                                    SECTION 9

                                  RISK OF LOSS

     9.01 DESTRUCTION. If all or any portion of the Property is damaged by a fire, any other casualty or any other cause ("Destruction"), then Seller shall promptly notify Buyer in writing thereof if the cost of repair is reasonably likely to exceed Three Million Dollars ($3,000,000). Additionally:

     (a) If the cost to repair any Destruction is reasonably likely to be less than Thirty Million Dollars ($30,000,000), then the parties will proceed to Closing (with no delay in the Closing Date or reduction in the Purchase Price) and, at Buyer's option: (i) Seller shall diligently pursue the repair of such Destruction to completion (with Buyer granting Seller or its representatives, agents and contractors access to the Premises after the Closing Date for the purpose of effecting repairs) and retain all insurance proceeds resulting therefrom or (ii) Seller shall assign any and all resulting insurance proceeds to Buyer without repairing the damage. Buyer shall make the foregoing election within twenty (20) days of Seller's written notice of the Destruction to Buyer. If Buyer fails to make an election within this time period, Buyer will be deemed to have elected to receive the insurance proceeds in lieu of Seller making repairs.

     (b) If the cost to repair any Destruction is reasonably likely to be equal to or greater than Thirty Million Dollars ($30,000,000), then, within twenty
(20) days of being notified by Seller of such Destruction, Buyer, at its option, shall either (i) proceed to Closing without any delay in the Closing Date or reduction in the Purchase Price, with Buyer to be assigned any and all resulting insurance proceeds payable in connection with the Destruction, or (ii) terminate this Agreement by written notice to Seller given within twenty (20) days of Buyer's receipt of Seller's notice of the Destruction. (However, if there are less than twenty (20) days before the Closing Date, Buyer shall make its election at least two (2) days before the Closing Date. If notice of Destruction is given to Buyer within two (2) days of the Closing Date, the Closing Date will be extended by two (2) days for the purpose of giving Buyer further time to make its election). A failure by Buyer to timely exercise its option to terminate this Agreement under Section 9.01(b)(ii) shall be deemed an election by Buyer to proceed to Closing as provided in Section 9.01(b)(i). Upon Seller's receipt of Buyer's timely notice of termination under Section 9.01(b)(ii), this Agreement shall cease and terminate and be of no further force or effect and neither party shall have any rights against or obligations to the other by reason of this Agreement and/or such termination, and the Escrow Agent shall return the Deposit to Buyer, less one-half (1/2) of Escrow Agent's fees and expenses.


     9.02 CONDEMNATION. If all or any portion of the Property is taken (or threatened in writing to be taken) for any public or quasi-public use, by right of eminent domain or otherwise, then Seller shall promptly notify Buyer in writing thereof. If such taking (or threatened taking) materially and adversely affects (or would materially and adversely affect, as the case may be) the ability of Buyer to operate the Business in the manner it is being operated as of the date hereof, then Buyer may terminate this Agreement by written notice to Seller given within twenty (20) days of Buyer's receipt of Seller's notice of such taking (or threatened taking), in which event this Agreement shall, upon Seller's receipt of Buyer's notice, cease and terminate and be of no further force or effect and neither party shall have any rights against the other by reason of this Agreement and/or such termination. Alternatively, notwithstanding such taking (or threatened taking ), Buyer may elect to proceed to Closing, in which event, Seller shall assign the condemnation proceeds payable in connection with the Property to Buyer. Upon receiving a notice of election to terminate this Agreement pursuant to this Section 12.02 from Buyer, Escrow Agent shall return the Deposit to Buyer, less one-half (1/2) of Escrow Agent's fees and expenses.

     9.03 NEVADA UNIFORM VENDOR AND PURCHASER RISK ACT. This Section 9 is intended as an express provision with respect to Destruction and condemnation of the Property which supersedes the provisions of the Nevada Uniform Vendor and Purchaser Risk Act.

                                   SECTION 10

                         ESCROW; WAIVER OF DUE DILIGENCE

         10.01 OPENING OF ESCROW. Concurrently with the execution hereof, Buyer and Seller shall open an Escrow with Escrow Agent by delivery of a fully executed copy of this Agreement to Escrow Agent and by Buyer's delivery to Escrow Agent of the Deposit. This Agreement shall constitute joint escrow instructions to Escrow Agent. In addition, Seller and Buyer agree to execute and be bound by such other reasonable and customary escrow instructions as may be necessary or reasonably required by Escrow Agent or the parties hereto in order to consummate the purchase and sale described, or otherwise to distribute and pay the funds held in Escrow as provided in this Agreement; provided that such escrow instructions are consistent with the terms hereof. In the event of any inconsistency between the terms and provisions of such supplemental escrow instructions and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, absent an express written agreement between the parties to the contrary which acknowledges this Section 10.01. The Property shall be conveyed at Closing through Escrow in accordance with the terms and provisions of this Agreement. Seller and Buyer hereby designate Escrow Agent as the "Reporting Person" for this transaction pursuant to Section 6045(e) of the Code.

     10.02 WAIVER OF BUYER'S DUE DILIGENCE. Buyer acknowledges that it is familiar with the Property and has had the opportunity, directly or through its representatives, for the period on and before April 12, 2000 through the date hereof, to inspect the Property and conduct due diligence activities pursuant to that certain letter dated April 12, 2000 from Mark Dodson to Roski. Without limitation of the foregoing, Buyer acknowledges that the Purchase Price has been negotiated based on Buyer's express agreement to waive all contingencies to Closing other than Seller's Obligations. Further, without limiting any representation, warranty or covenant of Seller set forth herein, Buyer acknowledges that it has waived and hereby waives any further due diligence reviews, inspections or examinations with respect to the Property, including with respect to engineering, environmental, title, survey, financial, operational and legal compliance matters.


                                   SECTION 11

                                     CLOSING

     11.01 CLOSING. The Closing shall occur at the offices of the Escrow Agent.

     11.02 CLOSING DELIVERIES.

     (a) At least two (2) Business Days prior to the Closing Date, Seller shall deliver to the Escrow Agent (with copies to Buyer's counsel) in a form reasonably satisfactory to Buyer:

          (i) a grant, bargain and sale deed conveying the Premises to Buyer as of the Closing Date, subject only to Permitted Title Exceptions;

          (ii) an assignment to Buyer of the Contracts and the Assumed Liabilities and the Intellectual Property Rights;

          (iii) a bill of sale conveying the Personal Property to Buyer as of the Closing Date, together with an assignment of the Warranties;

          (iv) title certificates to all vehicles included in the Personal Property and applicable or requisite bills of sale for said vehicles; and

          (v) a written statement by Seller certifying to Buyer that all of Seller's representations and warranties contained herein are deemed remade as of the Closing Date;

     (b) At least two (2) Business Days prior to the Closing Date, Buyer shall deposit with the Escrow Agent the entire amount of the Purchase Price (subject to Section 11.02(c) below) in immediately available funds, and additionally, Buyer shall deliver to the Escrow Agent (with copies to Seller's counsel) the following in a form reasonably satisfactory to Seller:

          (i) documentation showing the assumption by Buyer of the Assumed Liabilities.

     (c) Buyer may withhold from the Purchase Price such amount therefrom as Buyer reasonably estimates is necessary to comply with the provisions of NRS
360.525 and 612.695 or to which the Property or a portion thereof may be subject pursuant to NRS 244.335 and 244.3352 until such time as Seller furnishes Buyer and Escrow Agent the receipts or certificates provided for in said statutes or, if not so provided for, such evidence as Buyer may reasonably require to assure Buyer that the applicable obligations have been paid. If Seller does not produce such receipts, certificates or reasonable evidence of payment within the time periods provided in said statutes, or if any Lien or other claim therefor is asserted against Buyer or the Property, Buyer shall pay such withheld sums to the appropriate authority.

     (d) At least two (2) Business Days prior to the Closing Date, the parties will deliver to the Escrow Agent such other opinions, instruments and documents which may be required hereunder.

     11.03 POSSESSION. Provided all of the items required by Section 11.02 have been delivered to the Escrow Agent by the parties, and all of Buyer's Obligations and Seller's Obligations have been satisfied (or waived by the appropriate party), Buyer shall take possession of the Property as of the Closing Time.

///

///

     11.04 TRANSFER OF INVENTORY.

     (a) Starting at the Closing Time and effective as of the Closing Time, authorized representatives of the parties shall perform the following functions for all motor vehicles that were checked and placed in the care of Seller: (i) mark all motor vehicles with a sticker to tape; (ii) prepare an inventory of such vehicles ("INVENTORIED VEHICLES") indicating the check number applicable thereto; and (iii) transfer control of the Inventoried Vehicles to an authorized representative of Buyer and secure a receipt for the Inventoried Vehicles. Thereafter, Buyer shall be responsible for the Inventoried Vehicles.

     (b) Starting at the Closing Time and effective as of the Closing Time, authorized representatives of Buyer and Seller shall take inventory of (i) all baggage, suitcases, luggage, valises and trunks of hotel guests checked or left in the care of Seller and (ii) all luggage or other property of guests retained by Seller as security for unpaid accounts receivable not included in the Property; provided, however, that no such baggage, suitcases, luggage, valises or trunks shall be opened. Except for the property referred to in (ii) above, which shall be removed from the Premises by Seller prior to the Closing Date, all such baggage and other items shall be sealed in a manner to be agreed upon by the parties and listed in an inventory prepared and signed jointly by representatives of Buyer and Seller promptly following the Closing Time. Buyer shall be responsible from and after the Closing Time for all baggage and other items listed in such inventory and, where the seals have been broken, for the contents thereof. Seller shall be responsible for said contents if the seals have not been broken and for all luggage or other property of guests not listed on such inventory or retained by Seller as security for unpaid accounts receivable not included in the Property. By conveying the Property to Buyer on the Closing Date, Seller shall be deemed, without further action, to have assigned any storage, warehouse or innkeepers Liens it may have under applicable Law.

     (c) Not later than thirty (30) days prior to Closing, Seller shall use reasonable best efforts to send a notice by certified mail to the last known address of each person who has stored personal property in safe deposit boxes located at the Hotel, advising them that they must make arrangements with Buyer to continue use of their safe deposit box and that if they should fail to do so within fifteen (15) days after the date such notice is sent, the box will be opened in the presence of a representative of Seller, a representative of Buyer, and a Notary Public commissioned in the State of Nevada; and the contents of such box will be sealed in a package by the Notary Public, who shall write on the outside the name of the person who rented the safe deposit box and the date of the opening of the box in the presence of the representatives of Seller and Buyer. The Notary Public and the representatives of Seller and Buyer shall then execute a certificate reciting the name of the person who rented the safe deposit box, the date of the opening of the box and a list of its contents. The certificate shall be placed in the package and a copy of it sent by certified mail to the last known address of the person who rented the safe deposit box. The package will then be placed in a vault arranged by Buyer. As provided in
Section 12, Seller shall be responsible for and indemnify Buyer against claims of alleged missing items not contained on the certificate, and Buyer shall be responsible for and indemnify Seller against claims of alleged missing items listed on the certificate.

     11.05 EXPENSES. Except for attorneys' fees and disbursements, which shall be borne by each respective party, all costs, fees, taxes and expenses in connection with the transactions contemplated by this Agreement, including fees charged by and costs of the Escrow Agent, surveys, transfer taxes, sales taxes, title insurance premiums and recording fees shall be shared equally by Seller and Buyer.

     11.06 MERGER. The provisions hereof shall not merge with any deed or conveyance, shall survive Closing, and shall continue in full force and effect to the extent provided herein.

     11.07 FURTHER ASSURANCES. Both parties agree that at Closing and any time thereafter, upon request of the other party, it shall use commercially reasonable efforts to execute, acknowledge and deliver such deeds, assignments, conveyances, transfers and other instruments and documents and perform such acts as the requesting party or any Governmental Authority shall from time to time reasonably require without cost to the party receiving such request.

                                   SECTION 12

                                 INDEMNIFICATION

     12.01 SELLER INDEMNIFICATION.

     (a) Seller covenants and agrees to indemnify and save and hold Buyer harmless at all times after Closing in respect of any and all liabilities, actions, suits, damages, losses, proceedings, demands, judgments, costs and expenses, including reasonable attorneys' fees (collectively, "LOSSES"), suffered or incurred by Buyer, arising from, by reason of or in connection with:

          (i) the Property, the Business or the Hotel and accruing prior to the Closing Date, including liabilities accruing prior to the Closing Date under the Contracts;

          (ii) any obligation of Seller which is not an Assumed Liability; and

          (iii) Subject to Section 4.04, any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of Seller under this Agreement or in any certificate, instrument or agreement provided for in this Agreement, unless it was known by Buyer prior to Closing.

     (b) Except for Losses which result from willful, intentional and fraudulent acts on the part of Seller in connection with any representations, the indemnification obligations of Seller pursuant to Section 12.01(a) shall not be effective until the aggregate dollar amount of all Losses indemnified against thereunder that would otherwise be indemnifiable by Seller pursuant to this

Agreement exceeds the Seller's Threshold Amount, at which point such obligations shall be effective only as to the amount of such Losses in excess of Seller's Threshold Amount. Further, excluding Losses which arise under Sections 12.01(a)(i) and (ii), and excluding Losses which result from willful, intentional and fraudulent acts on the part of Seller in connection with any representation, Seller's liability above Seller's Threshold Amount shall not exceed the Seller's Liability Cap. Except as provided in the preceding sentence, in no event shall Seller have any liability to Buyer under this Section 12.01 for Losses in excess of Seller's Liability Cap.

     12.02 BUYER INDEMNIFICATION. Subject to other terms and conditions of this Agreement, Buyer covenants and agrees to indemnify and save and hold Seller harmless at all times after Closing in respect of any and all Losses suffered or incurred by Seller, arising from, by reason of or in connection with:

     (a) the Property, the Business or the Hotel and accruing on or after the Closing Date, including liability accruing on or after the Closing Date under the Contracts;

     (b)  any Assumed Liability;

     (c) Subject to Section 4.04, any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of Buyer under this Agreement; or in any certificate, instrument or agreement provided for in this Agreement, unless it was known or should have been known by Seller prior to Closing; and

     (d) any liability resulting from Buyer's Inspection prior to Closing as set forth in Section 8.01.

     12.03 SCOPE OF INDEMNIFICATION. The indemnifications provided in Section 12 are not limited to third party claims but include damages, losses and expenses incurred or sustained by the indemnified party in the absence of third party claims.

     12.04 INDEMNIFICATION CLAIMS. The indemnified party shall provide the indemnifying party prompt notice ("Demand") of any such claims of liability with reasonable promptness and the indemnifying party, at its election, shall have the right of defense in such proceedings, by counsel of its own choosing, at the indemnifying party's expense. The indemnified party shall cooperate fully in all reasonable respects with the indemnifying party in any such defense, including by making available to the indemnifying party all pertinent information under the control of the indemnified party. If the indemnifying party does not agree by written notice to defend the indemnified party within five (5) Business Days of the Demand, then the indemnified party may defend or settle such claim or action at the indemnifying party's sole cost and expense in such manner as the indemnified party deems appropriate, in its sole discretion. If the indemnifying party agrees to defend the indemnified party within such time period, then the indemnifying party may defend, but not settle, a claim without waiving its right to assert that such claim is not subject to the indemnity agreements in this
Section 12, unless such settlement: (i) involves only the payment of money [subject to Section 12.01(b)] and (ii) the indemnifying party obtains a reasonably satisfactory release from the third party in favor of both the indemnifying party and the indemnified party. If the indemnifying party elects to defend a claim, the indemnified party may, at the indemnified party's expense, participate in such matter with counsel of the indemnified party's own choosing.

     Buyer will not destroy any books, records or files relating to Business which are transferred to Buyer as part of the Property for a period of seven (7) years from the Closing Date. Following the Closing Date, Seller and its agents and representatives shall have access to these items, during Business Hours and after reasonable notice to Buyer, for legitimate business reasons, including use in litigation, tax and other matters. Seller shall be entitled to copy these books, records or files at its expense. At Seller's expense, Buyer shall also make available to Seller, without the necessity of subpoena, current employees of the Business who previously worked for Seller whose assistance is required in litigation, tax and other matters relating to the Business. Buyer, at its expense, shall be entitled to reasonable cooperation from Seller during Business Hours following reasonable notice in connection with financial, tax and similar matters relating to the Business which arose prior to the Closing Date.

                                   SECTION 13

                               EMPLOYMENT MATTERS

     (a) Except as set forth in Exhibit 9, with respect to the Business, (i) the Seller is not a party to any collective bargaining agreement, recognition agreement or other labor union contract applicable to persons employed by the Seller; (ii) there are no grievances or demands for arbitration or pending arbitration cases outstanding against the Seller, of which the Seller has received notice, under any such agreement or contract which would have a Material Adverse Effect; (iii) there are no unfair labor practice complaints or petitions for election pending against the Seller before the National Labor Relations Board or any other federal or state commission or agency, of which the Seller has received notice which would have a Material Adverse Effect; (iv) the Seller has no knowledge of any strikes, picketing or threats to picket, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Seller; and (v) Seller is not in default of any collective bargaining agreement or labor union contract or term or provision of any labor contract and has not violated any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees that would have a Material Adverse Effect. Seller's in-house counsel will use reasonable efforts to apprise Buyer of any employee lawsuits, arbitrations or NLRB unfair labor practice charges which are served on Seller during the Pre-Closing Period.

     (b) Subject to the provisions of Section 13(c), as of the Closing Date, Buyer shall employ or continue to employ all individuals employed by the Seller, whether or not such persons are a Represented Employee. Following the Closing Date, Buyer may, at its discretion and option, retain any employees for any period of time. Except as otherwise provided in this Agreement, any liabilities arising from Seller's employment of its employees and relating to obligations to such employees whether imposed by operation of law, Represented Employee Agreements, employment agreements or contracts, employee manuals or handbooks or personnel policies or otherwise, including, but not limited to, any wage claims, holiday, vacation, personal day and sick pay benefits, severance or layoff benefits, employee health (including claims for COBRA coverage), welfare and pension plan benefits, Section 401(k) and profit sharing and bonus plan benefits, pending grievances and/or arbitrations back pay and/or benefits, any other Taft-Hartley Fund benefits, pension fund withdrawal liability, workers' compensation liabilities, savings bonds and wage garnishments or assignments, union agency fees, union dues, employment discrimination, wrongful termination or similar claims arising from acts or omissions occurring before the Closing Date shall be and shall remain the sole obligation of the Seller, except (i) as provided in Exhibit 9 and (ii) any items relating to employment or employee matters set forth on the Reference Balance Sheet.

     (c) Within five (5) Business Days of the execution of this Agreement, Seller will provide Buyer with a list of all non-Represented Employees who are employed pursuant to a written employment agreement (each such employee being referred to as a Contract Employee). By August 31, 2000, Buyer will designated each Contract Employee as either a Retained Employee or Non-Retained Employee.

          (i) A Retained Employee is a Contract Employee who, subject to the employee's approval, will be retained by Buyer following the Closing Date and whose employment contract will be assigned to Buyer as part of the Contracts and assumed by Buyer as part of the Assumed Liabilities.

          (ii) A Non-Retained Employee is a Contract Employee who Buyer does not wish to retain past the Closing Date. Prior to the Closing Date, any Non-Retained Employee will either be transferred by Seller to another property or entity affiliated with Park Place or terminated. Seller shall remain liable for all obligations to every Non-Retained Employee. Buyer agrees that for a period of two (2) years following the Closing Date, it will not solicit for employment any Non-Retained Employee.

          (iii) Notwithstanding any provision of Section 8.01 to the contrary, until August 31, 2000, Buyer shall have the right to interview, outside of the presence of any of Seller's Representatives or any other representative of Seller, any Contract Employee for purposes of evaluating whether Buyer wishes to designate such employee as a Retained Employee or Non-Retained Employee. If Buyer fails by August 31, 2000 to designated any Contract Employee as either a Retained Employee or Non-Retained Employee, then such Contract Employee shall be deemed a Non-Retained Employee.

          (iv) If any Contract Employee that Buyer desires to retain indicates that he or she does not wish to be employed by Buyer, prior to the Closing Date, Seller will either transfer such employee to another entity or property affiliated with Park Place or terminate such employee, with Seller to remain liable for all obligations to such employee.

     (d) Following the Closing, to the extent applicable, Buyer will comply with all provisions of the Worker Adjustment and Retraining Notification Act of 1988 (WARN) with respect to employees who were employed by Seller as of the Closing Date. As part of its obligations under Section 12.02 hereof, Buyer shall indemnify, defend and hold Seller harmless from and against any liability to such employees or any unit of local government that may result to Seller based on Buyer's failure to comply with any provision of WARN from such failure, including, but not limited to, fines, back pay and attorneys' fees.

     (e) Buyer shall provide COBRA notification and coverage to any employee of the Business who is terminated by Buyer on or after the Closing Date. Seller shall be responsible for COBRA notification and coverage with respect to employees terminated before the Closing Date. Section 12 shall be applicable to the violation of any party's obligations under this Section 13(e).

     (f) Seller will provide to Buyer true, correct and complete copies of i) the most recent Internal Revenue Service determination letter relating to each "employee pension benefit plan", as that term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Pension Benefit Plan"), for which a determination letter was obtained; ii) to the extent required to be filed, the most recent annual report (Form 5500) and accompanying schedules of each Pension Benefit Plan, as filed with the Internal Revenue Service; iii) and any summary plan descriptions relating to the Pension Benefit Plans.

     (g) With respect to the Business, i) each of the "employee benefit plans", as term is defined in Section 3(3) of ERISA, which the Seller maintains or contributes to on behalf of employees of the Business ("Benefit Plans") has been administered in all material respects in accordance with the requirements of ERISA and, where applicable, the Code; ii) a favorable determination letter has been issued by the Internal Revenue Service with respect to each Pension Benefit Plan which intended to be a "qualified plan" pursuant to Section 401(a) of the Code, and to Seller's Knowledge, nothing has occurred which would cause the loss of such qualification; iii) all material reports and information required to be filed by Seller with the Department of Labor, Internal Revenue Service, and Pension Benefit Guaranty Corporation ("PBGC") with respect to the Benefit

Plans have been timely filed; iv) to Seller's Knowledge, Seller, the Business, and the members of Seller's controlled group (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) ("Controlled Group") have not been involved in a "prohibited transaction" (as that term is defined in Section 4975 of the Code or in Part 4 of Title I of ERISA) with respect to any Benefit Plan; (v) there are no pending or, to Seller's Knowledge, threatened claims against any Benefit Plan other than routine benefit claims, and, to Seller's Knowledge, there is no basis for such a claim; vi) no Benefit Plan other than a Pension Benefit Plan that is a "multiemployer plan", as that term is defined in Section 3(37) of ERISA ("Multiemployer Pension Plan"), is subject to Title IV of ERISA or the requirements of Section 412 of the Code; as of the most recent valuation date with respect to each such Benefit Plan, the present value of the accrued benefits thereunder do not exceed the assets of such plan available to fund such benefits; and there is no accumulated funding deficiency, as such term is defined in Section 302 of ERISA, with respect to any Benefit Plan; vii) to Seller's Knowledge, no Benefit Plan maintained by the Seller or any member of Seller's Controlled Group has been terminated in a manner which could result in the imposition of a lien on the Property pursuant to Section 4068 of ERISA;
viii) the transaction contemplated by this Agreement will not result in any obligation or liability to any Benefit Plan; and ix) every group health plan (as that term is defined in Section 4980B(g)(2) of the Code) materially complies and has materially complied with the requirements of COBRA.

     (h) Buyer does not assume or agree to continue or maintain any Benefit Plans maintained by the Seller for its employees. In the event Buyer exercises this option, Seller shall use reasonable efforts to assist in the orderly transition of coverage thereunder.

     (i) On or before the Closing Date, Seller shall obtain and furnish to Buyer written representations from all Multiemployer Pension Plans subject to the provisions of Title IV of ERISA to which the Seller contributes with respect to the Business advising Seller of its potential withdrawal liability with respect to each such Multiemployer Pension Plan as of the most recent date practicable before the Closing Date. As of the Closing Date, Buyer shall be substituted for Seller as the contributing employer under each Multiemployer Pension Plan to which Seller contributes with respect to the Business. Buyer agrees i) from and after the Closing Date to contribute to any Multiemployer Pension Plan subject to Title IV of ERISA with respect to the Business for substantially the same number of contribution base units for which the Seller had an obligation to contribute to the Multiemployer Pension Plan, all as required by Section 4204(a)(1)(A) of ERISA; ii) to provide to the respective Multiemployer Pension Plan for the period required by Section 4204(a)(1)(B) of ERISA a bond or other security permitted by such section in the amount required by such section which is payable to the Multiemployer Pension Plan in accordance with such section, or to obtain a variance from such requirement by the end of the first plan year subsequent to the Closing; and
iii) otherwise to comply with the obligations of a "purchaser" under Section 4204 of ERISA. The Seller agrees a) that it shall assume the secondary liability to the Multiemployer Pension Plan contemplated by Section 4204(a)(1)(C) of ERISA in the event and to the extent provided in such section; and b) otherwise to comply with the obligations of a "seller" under Section 4204 of ERISA. The Buyer agrees to indemnify and hold the Seller harmless from any other liability, cost, expense or damage suffered or incurred by the Seller (including secondary liability pursuant to the foregoing) in connection with any withdrawal, whether partial or complete, or contribution default occurring on or after the Closing Date under the Multiemployer Pension Plan and ERISA Sections 4203 or 4205.

///

///

                                   SECTION 14

                                 BROKERAGE FEES

     Each of the parties hereto represents and warrants to the other that it has not entered into any agreement for the payment of any fees, compensation or expenses to any person, firm or corporation in connection with the transactions provided for herein, and each agrees to indemnify and hold and save the other harmless from any such fees, compensation or expenses which may be suffered by reason of any such agreement or purported agreement by the indemnifying party.

                                   SECTION 15

                                     NOTICES

     15.01 METHOD. Any and all notices and demands by any party hereto to any other party or Escrow Agent, required or desired to be given hereunder shall be in writing and shall be validly given or made only if: (a) delivered by hand;
(b) delivered by Federal Express or other similar overnight delivery or courier service which keeps records of deliveries; or (c) served by telecopy or similar facsimile transmission, so long as such method is followed up by one of the methods set forth in (a) or (b). Service of notice by method (a) or (b) shall be effective upon receipt. Service of notice by telecopy or similar facsimile transmission shall be effective upon the printing by sender of a positive confirmation sheet, so long as such sheet reflects that the fax was received during Business Hours. Facsimile transmissions shown as having been received at any other time shall be deemed received on the next Business Day. Notice on behalf of a party may be signed and sent by any attorney for such party.

///

///

///

     15.02 SELLER'S ADDRESS. Any notice or demand to Seller shall be addressed to Seller at:

                                    Clive S. Cummis, Esq.
                                    Executive Vice President
                                    Law and Corporate Affairs and Secretary
                                    Park Place Entertainment Corporation
                                    26 Main Street, 3rd Floor
                                    Chatham, New Jersey 07928-2402
                                    Facsimile:  (973) 701-1972

                  with a copy to:   Mark R. Dodson
                                    Park Place Entertainment Corporation
                                    3930 Howard Hughes Parkway
                                    Las Vegas, Nevada 89109
                                    Facsimile: (702) 699-5179

     12.03 BUYER'S ADDRESS. Any notice or demand to Buyer shall be addressed to Buyer at:

                                    c/o Edward P. Roski, Jr.
                                    13191 Crossroads Parkway North, Sixth Floor
                                    City of Industry, California 91746-3497
                                    Telecopy No.: (562) 895-2329

                  with a copy to:   Craig D. Cavileer
                                    Silverton Hotel Casino
                                    3333 Blue Diamond Road
                                    Las Vegas, Nevada 89139
                                    Telecopy No.: (702) 896-4925

                  and a copy to:    Lionel Sawyer & Collins
                                    300 South Fourth Street, Suite 1700
                                    Las Vegas, Nevada 89101
                                    Attn.: Mark Goldstein and Robert Faiss
                                    Telecopy No.: (702) 383-8845.

     15.04 ESCROW AGENT'S ADDRESS. Any notice or demand to Escrow Agent shall be addressed to Escrow Agent at:

                                    3880 Howard Hughes Parkway
                                    Las Vegas, Nevada 89109
                                    Attn.: Troy Lochhead
                                    Telecopy No.: (702) 650-2059

     15.05 CHANGE OF ADDRESS. The parties and Escrow Agent may change their address for the purpose of receiving notices or demands as herein provided by a written notice given in the manner aforesaid to the others, which notice of change of address shall not become effective, however, until the actual receipt thereof by the others.

                                   SECTION 16

                              GOVERNING LAW; FORUM

     The internal laws of the State of Nevada applicable to contracts made and wholly performed therein shall govern the validity, construction, performance and effect of this Agreement. Any action in connection with this Agreement must be brought in Clark County, Nevada.

                                   SECTION 17

                           BINDING EFFECT; ASSIGNMENT

     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Buyer may not assign, transfer or convey any of its rights and obligations hereunder to any Person without the prior written consent of Seller, which consent may be withheld by Seller in its absolute discretion.

                                   SECTION 18

                               PARTIAL INVALIDITY

     If any term, provision, covenant or condition of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all terms, provisions, covenants and conditions of this Agreement, and all applications thereof, not held invalid, void or unenforceable shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby, provided that the invalidity, voidness or unenforceability of such term, provision, covenant or condition (after giving effect to the next sentence in this Section 18) does not materially impair the ability of the parties to consummate the transactions contemplated hereby. In lieu of such invalid, void or unenforceable term, provision, covenant or condition, there shall be added to this Agreement a term, provision, covenant or condition that is valid, not void and enforceable and is as similar to such invalid, void or unenforceable term, provision, covenant or condition as may be possible.

                                   SECTION 19

                                ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior agreements, representations and understandings of the parties, including any "letter of intent," "letter of understanding," or similar document. No addition to or modification of this Agreement shall be binding unless executed in writing by all the parties. Except as may be otherwise provided in this Agreement, no waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, and no waiver shall be binding unless evidenced by an instrument in writing executed by the party making the waiver.

                                   SECTION 20

                                 ATTORNEYS' FEES

     In the event any action is commenced by either party against the other in connection herewith, including any bankruptcy proceeding, the prevailing party shall be entitled to recover, in addition to its costs of enforcement, its costs and expenses, including reasonable attorneys' and consultants' fees.

///

///

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                                   SECTION 21

                                 TIME OF ESSENCE

     Time is of the essence of this Agreement and all of the terms, provisions, covenants and conditions hereof.

                                   SECTION 22

                                 INTERPRETATION

     22.01. CAPTIONS. The captions appearing at the commencement of the sections hereof are descriptive only and for convenience in reference to this Agreement and in no way whatsoever define, limit or describe the scope or intent of this Agreement, nor in any way affect this Agreement.

     22.02. PRONOUNS. Personal pronouns shall be construed as though of the gender and number required by the context, and the singular shall include the plural and the plural the singular as may be required by the context.

     22.03. NO PARTY DEEMED DRAFTER. The parties agree that neither party shall be deemed to be the drafter of this Agreement and that in the event this Agreement is ever construed by a court of law or equity, such court shall not construe this Agreement or any provision hereof against either party as the drafter of the Agreement. Seller and Buyer, and each of them, acknowledging that both parties hereto have contributed substantially and materially to the preparation hereof.

     22.04 NO LIMITATION. No specific representation, warranty, covenant or condition contained herein shall be deemed to modify or limit any general representation, warranty, covenant or condition contained herein.

///

///

///


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

                                   SECTION 23

                                 NO RECORDATION

     Neither this Agreement, nor any memorandum or other notice of this Agreement, shall be recorded without the consent of both parties, which consent may be withheld in either party's sole discretion.

                                   SECTION 24

                                  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same Agreement. Any signature page of this Agreement may be detached from any counterpart without impairing the legal effect of any signatures thereon, and may be attached to another counterpart, identical in form thereto, but having attached to it one or more additional signature pages.

                                   SECTION 25

                                    GUARANTY

     Concurrently with the execution of this Agreement, Buyer shall deliver to Seller a guaranty from Roski in favor of Seller.

                                   SECTION 26

                  TRANSITIONAL SERVICES AGREEMENT; COOPERATION

     If the parties so agree prior to the Closing Date, Seller will continue to provide certain services to the Hotel and Business after the Closing Date relating to matters such as information services, laundry, sports book, retail, purchasing, architecture and construction, reservations and the Hotel website.

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

                                   SECTION 27

                                   SPORTSBOOK

     Seller shall be entitled to remove items of Property from the Hotel's Race and Sports Book without violating any provision of this Agreement, but shall leave Buyer with an operational Race and Sports Book at the time of the Closing Date. As soon as it is available, Seller will provide Buyer with a list of the items relating to the Race and Sports Book which it intends to remove on or before the Closing Date.

                                   SECTION 28

                                   DEFINITIONS

     28.01 DEFINED TERMS. As used in this Agreement, the terms set forth below shall have following meanings:

     ASSUMED LIABILITIES shall have the meaning set forth in Section 1.03.

     BENEFIT PLANS has the meaning given in Section 13(g). BUSINESS means the business conducted on or with respect to the Hotel.

     BUSINESS DAY means any day other than a Saturday, a Sunday or a day on which banking institutions in Las Vegas, Nevada are authorized by Law to close.

     BUSINESS HOURS means the hours between 9:00 a.m. and 5:00 p.m., Las Vegas time on a Business Day.

     BUYER has the meaning given in the preamble.

     BUYER LICENSES means all licenses, registrations, findings of suitability, permits and approvals (including gaming licenses and liquor licenses) required to be obtained by Buyer or any other Person in order permit Buyer to lawfully operate the Business in the manner desired by Buyer.

     BUYER'S OBLIGATIONS has the meaning given in Section 7.02.

     BUYER'S REPRESENTATIVES has the meaning given in Section 8.01.

     CASINO RECEIVABLES means any "credit instrument" as such term is defined in NRS 463.01467.

     CLOSING means the proceedings pursuant to which the sale by Seller to Buyer and purchase by Buyer from Seller of the Property is consummated on the Closing Date.

     CLOSING BALANCE SHEET means the balance sheet for the Business as of the Closing Time.

     CLOSING DATE shall have the meaning set forth in Section 6.01.

     CLOSING INVENTORY AMOUNT means the dollar amount of inventory reflected on the Closing Balance Sheet.

     CLOSING TIME means 11:59 p.m. on the day immediately preceding the Closing Date. CODE means the Internal Revenue Code of 1986, as amended.

     CONTRACTS means all contracts, leases, licenses, purchase orders and other agreements relating to the Business, Property or Hotel which exist as of the Closing Date which are either (i) listed on Exhibit 10 appended hereto; (ii) not listed on Exhibit 10, but reflected in the income statements of Seller prepared through the Closing Date; (iii) not listed on Exhibit 10, but consists of a purchase order entered into by Seller in the ordinary course of business; (iv) not listed on Exhibit 10 but referenced on Exhibits 3, 6 or 7; (v) Seller's Represented Employee Agreements with Local Joint Executive Board of Las Vegas for and on behalf of Culinary Union Workers Local 226 and Bartenders Union Local 165 and International Alliance of Theatrical Stage Employees Local 720; or (vi) any contract, lease, license, purchase order or other agreement relating to the Business which was entered into by Seller during the Pre-Closing Period with the approval of Buyer (based either on Buyer's written approval or due to the passage of the time period referenced in Section 4.01(h) with no response), or which did not require the approval of Buyer pursuant to Section 4.01(h).

Contracts does not include any contracts, leases, licenses, purchase orders or other agreements with respect to which third party consent is required and not obtained as of the Closing Date.

     CONTRACT EMPLOYEE shall have the meaning set forth in Section 13(c).

     CONTROLLED GROUP has the meaning given in Section 13(g).

     CONTROLLED GROUP PLANS means the multi-employer Benefit Plans adopted by the Controlled Group that are applicable to the employees of the Business.


     CRC means Conrad International Royalty Corporation, a Nevada corporation.

     DEMAND has the meaning given in Section 12.04.

     DEPOSIT has the meaning given in Section 2.02(a).

     DESTRUCTION has the meaning given in Section 9.01.

     ENVIRONMENTAL LAWS means any federal, state or local statute, law, ordinance, order, rule or regulation pertaining to health, industrial hygiene or the environment, including: RCRA; the Clean Air Act, as now or hereafter amended (42 U.S.C. Section 7401 et. Seq.); the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as now or hereafter amended (42 U.S.C. Section 9601 et. Seq.); the Emergency Planning and Community Right-to-Know Act of 1986, as now or hereafter amended (42 U.S.C. Section
11001 et. Seq.); the Federal Hazardous Substances Act, as now or hereafter amended (15 U.S.C. Section 1261 et. Seq.); the Federal Insecticide,
Fungicide, and Rodenticide Act, as now or hereafter amended (7 U.S.C. Section 136 et. Seq.); the Federal Water Pollution Control Act, as now or hereafter amended (33 U.S.C. Section 1251 et. Seq.); the Hazardous Materials Transportation Act, as now or hereafter amended (49 U.S.C. Section 1801 et. Seq.); the Occupational Safety and Health Act of 1970, as now or hereafter amended (29 U.S.C. Section 651 et. Seq.); the Toxic Substances Control Act, as now or hereafter amended (15 U.S.C. Section 2601 et. Seq.); Nev. Rev.
Stat. chs. 444, 445A, 445B, 459, 477, 590 and 618, each as now or hereafter amended; the Uniform Fire Code, as now or hereafter adopted in Nevada; the regulations, rules and orders promulgated under each of them; and all local ordinances and rules regulating one or more Hazardous Substances.

     ERISA has the meaning given in Section 13(f).

     ESCROW means an escrow established with the Escrow Agent.

     ESCROW AGENT means Nevada Title Company.

     FINAL ADJUSTMENT has the meaning given in Section 2.01.

     FINAL WORKING CAPITAL ADJUSTMENT means the Working Capital Adjustment as of the Closing Time based on the Closing Balance Sheet.

     FIRST EXTENSION RIGHT has the meaning given in Section 6.02(a).

     FIRST PERSONAL PROPERTY INVENTORY means an inventory of Personal Property of the Business other than Inventory (and also excluding any computer hardware or software not listed on Exhibit 3 as being transferred to Buyer, Personal Property relating to the Hotel's Race and Sports Book, aircraft or any interest in aircraft and fixtures, furniture, equipment and other Personal Property relating to the Print Shop) which is conducted during the Pre-Closing Period by representatives of Buyer, retained at Buyer's expense. Except as limited in the preceding sentence, the scope of the First Personal Property Inventory will be determined by Buyer, in its discretion, and may be conducted only in the presence of representatives of Seller, who will be retained at Seller's expense. The results of the First Personal Property Inventory will be jointly signed by the representatives of Buyer and Seller and delivered to each of the parties.

     GAAP means generally accepted accounting principles, consistently applied.

         GOVERNMENTAL AUTHORITY means any federal, state, municipal or local government, governmental authority, agent or body, including the Nevada Gaming Authority, regulatory or administrative agency, governmental commission, department, board, bureau, court, tribunal, arbitrator or arbitral body.

     HAZARDOUS SUBSTANCES means one or more of the chemicals, substances, materials, mixtures, compounds, hydrocarbons, pollutants and wastes classified or regulated under the Environmental Laws.

     HIGH-END BUSINESS means that Business involving or relating to patrons of the Hotel with Casino Receivables in an aggregate amount greater than Twenty-Five Thousand Dollars ($25,000) or daily average theoretical revenue of greater than Five Thousand Dollars ($5,000) (with respect to table games only), as determined in a manner mutually agreeable to the parties, or persons with permanent credit lines in excess of $25,000.

     HILTON HOTELS means Hilton Hotels Corporation, a Delaware corporation.

     HILTON INTANGIBLE PROPERTY means any intangible property involving or using the name or mark "Hilton" or "Hilton Hotels", and any derivative names or marks, and all patents, copyrights, trademarks, trade names, service marks, displays, symbols, color arrangements, designs and logos with respect thereto, all related applications and registrations, and all goodwill associated therewith.

     HILTON LICENSE AGREEMENT means that Assignment and License Agreement, dated as of December 31, 1998, by and among Hilton Hotels, CRC and Park Place, relating to the use by Seller of certain assets proprietary to Hilton Hotels and/or CRC (including the Hilton Intangible Property) in connection with the operation of the Business.

     HILTON LICENSE AGREEMENT FEE means the sum, if any, which must be paid by Seller or any parent or affiliated company in order for Buyer to enter into a New Hilton License Agreement or which must be paid by Seller or any parent or affiliated company if Buyer has not entered into a New Hilton License Agreement on or before the Closing Date.

     HOTEL has the meaning given in Recital A.

     HSR ACT means Section 7A of the Clayton Act, 15 U.S.C.Section 18A, and the rules promulgated thereunder as set forth at 16 CFR Sections 801 to 803.

     INITIAL WORKING CAPITAL ADJUSTMENT shall mean a Working Capital Adjustment based on the Pre-Closing Balance Sheet.

     INSPECTION has the meaning given in Section 8.01.

     INTELLECTUAL PROPERTY RIGHTS has the meaning set forth in Section 1.01(c).

     INVENTORIED VEHICLES has the meaning given in Section 11.04(a).

     INVENTORY means all inventories maintained in the ordinary course of the operation of the Business, including liquor, food and beverage, other saleable goods, linen, uniforms, utensils, chinaware, glassware, silverware, guest amenities and office supplies.

     INVENTORY ADJUSTMENT means the difference between the Closing Inventory Amount and the sum of Four Million Dollars ($4,000,000). To the extent the Closing Inventory Amount exceeds $4,000,000, the difference will be an addition to the other elements of the Purchase Price. To the extent the Closing Inventory Amount is less than $4,000,000, the difference will be a deduction from the other elements of the Purchase Price.

     LAND has the meaning given in Section 1.01(a).

     LAW means any federal, state or local statute, law, ordinance, order, rule or regulation or any common law right or obligation.

     LIEN means any mortgage, deed of trust, pledge, hypothecation, lien, security interest or other encumbrance of any kind.

     LOC has the meaning set forth in Section 2.02(a).

     LOSSES has the meaning given in Section 12.01(a).

     LVCH has the meaning given in the preamble.

     MATERIAL ADVERSE EFFECT means a material adverse effect on the current operations of the Business or the value of the Property taken as a whole. "Material" means an effect equal to or in excess of Thirty Million Dollars ($30,000,000) in the aggregate (together with all other matters that are modified by the term Material Adverse Effect herein). However, the following conditions and events are not, and cannot, contribute to or result in a Material Adverse Effect: (i) any condition or event which adversely affects the gaming industry generally or the gaming industry in Nevada, (ii) general economic conditions, (iii) the implementation of California Proposition No. 1A, or the proposal, passage or implementation of any similar law or initiative, (iv) the proposal or passage of any law or other initiative restricting or adversely affecting the conduct of gaming operations generally or (v) fluctuations in the earnings of the Business during the period from April 30, 2000 to the Closing Time. Moreover, a Material Adverse Effect will not exist with respect to any litigation matters arising prior to the Closing Date, since Seller is indemnifying and defending Buyer against such claims.

     MONORAIL DOCUMENTS has the meaning given in Section 4.01(h).

     MULTIEMPLOYER PENSION PLAN has the meaning given in Section 13(g).

     NEVADA GAMING AUTHORITIES means the Nevada Gaming Control Board, Nevada Gaming Commission and the Clark County Liquor and Gaming Licensing Board.

     NEW HILTON LICENSE AGREEMENT means an understanding, arrangement or agreement between Buyer and Hilton Hotels and/or CRC, or affiliates thereof, pursuant to which Seller and its parent and affiliated companies (including Park Place) are released, without cost to Seller or the aforementioned entities, from all obligations and liabilities under the Hilton License Agreement with respect to the Hotel not performed and not required to have been performed prior to the Closing Date.

     NONREPRESENTED EMPLOYEE means any employee of Seller employed in the Business who is not a Represented Employee.

     NON-RETAINED EMPLOYEE has the meaning given in Section 13(c). NRS means Nevada Revised Statutes, as amended.

     PARBALL means Parball Corporation, a Nevada corporation.

     PARK PLACE means Park Place Entertainment Corporation, a Delaware corporation.

     PBGC has the meaning given in Section 13(g).

     PENSION BENEFIT PLAN has the meaning given in Section 13(f).

     PERMITTED TITLE EXCEPTIONS has the meaning given in Section 3.

     PERSON means any individual, firm, corporation, partnership, limited-liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality, or other entity of any kind, or any combination of the foregoing.

     PERSONAL PROPERTY has the meaning given in Section 1.01(b).

     PERSONAL PROPERTY ADJUSTMENT means the aggregate net book value of all items of Personal Property which are listed on the First Personal Property Inventory but not listed on the Second Personal Property Inventory MINUS $250,000. If this calculation results in a number of $250,000 or less, the Personal Property Adjustment shall be $0.00.

     PRE-CLOSING BALANCE SHEET means a month-end balance sheet for the Business for the most recently completed month prior to Closing Date.

     PRE-CLOSING PERIOD has the meaning given in Section 4.01(f).

     PREMISES has the meaning given in Section 1.01(a).

     PROPERTY has the meaning given in Section 1.01.

     PURCHASE OFFER has the meaning given in Section 9.02.

     PURCHASE PRICE has the meaning given in Section 2.01.

     RCRA means the Resource Conservation and Recovery Act of 1976, as now or hereafter amended, 42 U.S.C. Section 6901 et. Seq., and the rules, regulations and orders promulgated thereunder.

     RECEIVABLES LIST has the meaning given in Section 2.04(b).

     REFERENCE BALANCE SHEET means the April 30, 2000 balance sheet of Seller appended as Exhibit 11.

     REPRESENTED EMPLOYEE means any employee of Seller who is covered by a collective bargaining agreement and employed in the Business.

     REPRESENTED EMPLOYEE AGREEMENT means any collective bargaining agreement with respect to the Business.

     RETAINED EMPLOYEE shall have the meaning set forth in Section 13(c).


     ROSKI means Edward P. Roski, Jr., an individual.

     SECOND EXTENSION RIGHT has the meaning given in Section 6.02(b).

     SECOND PERSONAL PROPERTY INVENTORY means an inventory of only those items which are included on the First Personal Property Inventory which is concluded at least five (5) Business Days before the Closing Date by representatives of Buyer who are retained at Buyer's expense. The Second Personal Property Inventory may be conducted only in the presence of representatives of Seller, retained at Seller's expense. The results of the Second Personal Property Inventory shall be signed by representatives of both Buyer and Seller and delivered to the parties hereto.

     SELLER has the meaning given in the preamble.

     SELLER RETAINED ARTHUR ANDERSEN EMPLOYEES has the meaning given in Section 8.02.


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

     SELLER'S KNOWLEDGE means, as of any date of determination, the actual knowledge, as of such date, of any of Seller's Representatives.

     SELLER'S LIABILITY CAP is equal to the sum of Twenty Million Dollars ($20,000,000).

     SELLER'S OBLIGATIONS has the meaning given in Section 7.01.

     SELLER'S REPRESENTATIVES means only the following persons: Mark Dodson, Bill Bigelow and Jeff Hennessy.

     SELLER'S THRESHOLD AMOUNT is the sum of Ten Million Dollars ($10,000,000).

     SMALL MARKERS means Casino Receivables in an amount, based on a receivables balance per individual customer,of less than Twenty-Five Thousand Dollars ($25,000).

     THIRD EXTENSION RIGHT has the meaning given in Section 6.02(c).

     THIRD EXTENSION OPTION PAYMENT has the meaning given in Section 6.02(c).

     TRANSFER EMPLOYEE has the meaning given in Section 13(c).

     UNAUDITED FINANCIAL STATEMENTS has the meaning given in Section 4.01(s).

     WARN has the meaning given in Section 13(d).

     WARRANTIES has the meaning given in Section 1.01(f).

     WORKING CAPITAL ADJUSTMENT means current assets less current liabilities, calculated in accordance with the Reference Balance Sheet.

     28.02 TERMS AND USAGE GENERALLY. The definitions referred to in Section
28.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a "party" are also to its successors and permitted assigns. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


Las Vegas Convention Hotel, LLC,         LVH Corporation, a Nevada corporation
a Nevada limited liability company

By: ___________________________             By: _____________________________
    Edward P. Roski, Jr.                        Arthur M. Goldberg


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